Exhibit (j) under Form N-1A
                                              Exhibit 23 under Item 601/Reg. S-K

            Consent of Independent Registered Public Accounting Firm


We consent to the incorporation by reference in this Post-Effective Amendment No. 26 to Registration Statement No. 33-29838 on Form N-1A of our reports dated July 19, 2005, relating to the financial statements of Cash Trust Series, Inc. (comprised of the following funds: Government Cash Series, Municipal Cash Series, Prime Cash Series and Treasury Cash Series), for the year ended May 31, 2005, and to the reference made to our firm under the caption "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information, both of which are part of such Registration Statement.

DELOITTE & TOUCHE LLP

Boston, Massachusetts
July 29, 2005